Exhibit 10.2
[***] Certain information in this document has been excluded because it both (i) is not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

Share Purchase Agreement

Transphorm Aizu, Inc. (the “Transferor”) and GaNovation, Pte. Ltd. (the “Transferee”) agree on the transfer of shares of Aizu Fujitsu Semiconductor Wafer Solution Limited (the “Company”) held by Transferor to Transferee, and enter into the share purchase agreement (this “Agreement”) on July 20, 2021 as follows. Any capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Shares Purchase Agreement made as of May 23, 2017 by and among Transphorm, Inc., Aizu Fujitsu Semiconductor Limited and Fujitsu Semiconductor Limited.

Article 1 Share Transfer

Subject to and upon the terms and conditions of this Agreement, and subject to the terms and condition of the Joint Venture Agreement (the “GaNovation JVA”) dated December 20, 2020 by and between JCP Capital Management, LLC (“JCP”) and Transphorm, Inc. (“TPH”), the Transferor transfers to the Transferee, and the Transferee receives from the Transferor, 98,000 issued shares of the Company (the “Shares”) for the total consideration of JPY 1 (the “Purchase Price”) (this transaction is referred to as the “Share Transfer”).

Article 2 Closing

The closing of the Share Transfer (the “Closing”) will take place on August 1, 2021, or at such other date as mutually agreed between the Transferor and the Transferee, (in each case, the “Closing Date”) and the Transferee shall pay the Purchase Price to the Transferor by wire transfer of immediately available funds to the account designated by the Transferor, and the Transferor shall deliver a written request signed by the Transferor for the registration of the Share Transfer in the shareholder registry of the Company and transfer the Shares to the Transferee in exchange for such payment.

Article 3 Indemnifications

1. The Transferor hereby agrees to indemnify, defend and hold harmless the Company and the Transferee, from and against all damages and costs and expenses, incurred by the Transferee, as a result of the Transferor’s breach of any covenant or other agreement contained in or made pursuant to this Agreement.

2. The Transferee hereby agrees to indemnify, defend and hold harmless the Company and the Transferor from and against all damages and costs and expenses, incurred by the Transferor, as a result of the Transferee’s breach of any covenant or other agreement contained in or made pursuant to this Agreement.

Article 4 Transferee’s Conditions Precedent

The obligation of the Transferee to consummate the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Transferee, in whole or in part):

(a) The Board of Directors of the Company approves the Share Transfer.

(b) The clearance under the Foreign Exchange and Foreign Trade Act of Japan has been obtained for the Share Transfer.

(c) The GaNovation JVA shall continue to be valid and fully complied with by the parties thereto, except as otherwise explicitly set forth in this Agreement.

Article 5 Transferor’s Conditions Precedent

The obligation of the Transferor to consummate the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Transferee, in whole or in part):

(a) The clearance under the Foreign Exchange and Foreign Trade Act of Japan has been obtained for the Share Transfer.

(b) The GaNovation JVA shall continue to be valid and fully complied with by the parties thereto, except as otherwise explicitly set forth in this Agreement.

Article 6 Covenants

1. The parties agree that in connection with the Share Transfer, the Company shall be forgiven all the debt obligation it owes to TPH group outstanding as of the Closing in the amount of [***], on the condition that all of the Transferor’s condition precedent stipulated in Article 5 of this Agreement has been fully satisfied.

2. The parties agree that after the Closing Date, any funding from the Transferee to the Company shall be made in the form of equity injection, unless otherwise agreed unanimously by the GaNovation Board.

Article 7 Governing law

This Agreement shall be governed by and construed in accordance with the laws of Japan.

Article 8 Jurisdiction

The Transferor and the Transferee agree that the Tokyo District Court has exclusive jurisdiction as the court of first instance with regards to any dispute concerning this Agreement.

Article 9 Consultation in Good Faith

If any matter not stipulated in this Agreement arises, the Transferor and the Transferee shall consult in good faith and resolve that matter pursuant to the purpose of this Agreement.

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IN WITNESS WHEREOF, the Transferor and the Transferee execute this Agreement in duplicate with the signatures of each party, and each party retaining one original.

July 20, 2021

Transferor:	Transphorm Aizu, Inc.
2-5-15 Shin-Yokohama Kohoku-ku, Yokohama, Kanagawa Prefecture, Japan

/s/ Primit Parikh
	Name:	Primit Parikh
	Title:	Representative Director

Transferee:	GaNovation, Pte. Ltd.
34 Toh Guan Road East, #01-15, Enterprise Hub, Singapore Name:

/s/ David Yuanhua Cong
	Name:	David Yuanhua Cong
	Title:	Director